Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 3, 2017 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Heritage Oaks Bancorp and Subsidiaries as of and for the years ended December 31, 2016 and 2015.

/s/ Crowe Horwath LLP

Sacramento, California
October 30, 2017